Exhibit 10.4

February 6, 2024

Deyaa R. Adib, MD

[*]

Dear Deyaa,

FibroGen, Inc. is pleased to offer you the position of SVP, Chief Medical Officer reporting to Thane Wettig, Chief Executive Officer. The effective date ("Effective Date") of your employment will be set, as mutually agreed upon in advance with FibroGen, Inc. (“FibroGen”) and confirmed with Human Resources.

Your primary work location will be remote in the US, and you are expected to travel to and work at the Company’s headquarters in California (or such other reasonably designated location) expected to be one (1) week per month for Senior Leadership Team meetings; and further to attend additional meetings, e.g. key employee events, Enterprise Leadership Network Meetings, Board of Directors Meetings, earnings and other investor calls, and for key business priorities relating to your employment.

The terms of this offer of employment are as follows:

1.
Compensation. FibroGen will pay you a starting annual salary of $528,000.00, payable in semi-monthly installments on our regular paydays in accordance with FibroGen's standard payroll policies. Your salary will begin as of the Effective Date. The position is classified as exempt and therefore not eligible for overtime pay. The first and last payment by FibroGen to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. During your employment at FibroGen you may not be employed by, or consult with, any other company without the express written authorization of your manager. Notwithstanding the foregoing, and (a) subject to the prior written consent of the FibroGen board of directors, and (b) provided that such service is not expected to and does not conflict with your employment responsibilities, you may serve on the board of directors of one (1) for profit company.

2.
Signing Bonus. FibroGen will pay you a sign on bonus in the amount of $150,000.00 (subject to applicable payroll taxes and withholdings) contingent upon your continued employment with the Company. This bonus of $75,000.00 will be payable in two installments as follows:

a.
$75,000.00 payable within 30 days of your hire date, and

b.
$75,000.00 to be paid following 90 days of your hire date.

3.
Stock Options and Restricted Stock Units. Pending approval by the FibroGen Compensation Committee, you will be granted the following equity incentive grant(s) pursuant to the terms and conditions of the Equity Plan effective on the date of acceptance of this letter (the “Equity Plan”), as may be amended or modified from time to time:

a.
a stock option to purchase 300,000 shares of FibroGen's Common Stock with an exercise price set at the fair market value on the date of grant (“Stock Options”); and
b.
a grant of 60,000 restricted stock units relating to shares of FibroGen’s Common Stock (“RSUs”).
c.
These Stock Options and RSUs will vest according to the following schedule; one-fourth (1/4th) of the shares vest one year after commencement of employment; the balance of the shares vest in a series of twelve (12) successive substantially equal quarterly installments measured from the first anniversary of commencement of employment, subject to Continuous Service as of each such vesting date.

The actual number of shares subject to the grant hereunder may be adjusted, if required, for events such as stock splits, stock dividends, etc. pursuant to the Equity Plan. The Stock Options and RSUs will vest according to the schedule set forth in the Equity Plan.

4.
Bonus Plan. You will be eligible to participate in FibroGen’s Incentive Compensation Plan (the “Bonus Plan”), adopted by FibroGen for its employees on such terms as FibroGen's Board of Directors (the "Board") may determine in its discretion.

The target bonus for your level is 50% of your annual salary, subject to the terms and conditions of the Bonus Plan. Under the terms of the Bonus Plan, both corporate and individual performance is assessed annually and subject to final approval by the Company’s Board of Directors. Employees hired during the course of a year will have a pro-rated bonus provided they commence their employment on or before September 30th of a calendar year. To remain eligible, employees must maintain satisfactory performance and be in an active status on the day of payment. Payments are expected to occur no later than 15th of March in the year following the performance cycle.

5.
Benefits. During the term of your employment, you will be eligible to participate in FibroGen’s benefits program, which include FibroGen's standard vacation benefits and other employee benefits such as medical, vision and dental health insurance. These benefits may be modified or subject to change from time to time. A copy of FibroGen's current benefits summary will be provided to you, called the Benefits Information Guide.

6.
Employment Eligibility. You will also be required to sign the Employment Eligibility Verification (Form I- 9). (You will need to complete and return Section One of Form I-9 along with your signed offer letter). On your first day of employment, please prepare to share the necessary original documents that establish your identity and employment eligibility to work in the United States. Acceptable documents are listed on the reverse side of Form I-9. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

7.
Proprietary Information. You will abide by FibroGen’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials, or processes of such former employers. Moreover, because FibroGen’s proprietary information is extremely important, this offer of employment is expressly subject to your execution of the enclosed Confidential Information, Secrecy, and Invention Agreement for Employees.

8.
At-Will Employment. You should be aware that your employment with FibroGen is for no specified period and constitutes "at-will" employment. As a result, both FibroGen and you are free to terminate the employment relationship at any time, for any reason or for no reason, and with or without advance notice. The changing needs of FibroGen could also result in changes to certain aspects of your employment, such as compensation, responsibilities, location, etc. These provisions expressly supersede any previous representations, oral or written. Your at-will employment cannot be modified or amended except by written agreement signed by both you and the Chief Executive Officer of FibroGen.

9.
Arbitration. FibroGen offers its employees an arbitration agreement to consider as an alternative forum to settle a dispute. This agreement is voluntary. Please read the agreement carefully, sign it, and return it to the Human Resources department if it is of interest to you.

10.
Change in Control and Severance Agreement. You will be provided with the form of Company's Change in Control and Severance Agreement approved by the Board that provides for certain severance benefits upon a termination following a Change in Control (as defined therein) and upon certain other terminations, a copy of which is attached hereto as Exhibit A. For purposes of applying the definition of Good Reason under the Change in Control and Severance Agreement, a requirement to permanently relocate to a location proximate to the Company’s headquarters in California (or proximate to another Company facility) will qualify as a Good Reason under Section 9(c)(iii) of the Change in Control and Severance Agreement.

11.
Indemnification. You will be provided with an Indemnity Agreement that is substantially similar to the Company’s publicly filed Indemnity Agreement, as copy of which is attached hereto as Exhibit B.

12.
Expense Reimbursement. Thirty (30) days after the commencement of your employment with the Company, you may submit for reimbursement up to $2,500 in reasonable legal expenses associated with the negotiation of your offer of employment.

Unless otherwise notified by FibroGen, this offer of employment is effective for five (5) business days from the date of this letter. However, if you have any questions regarding the above provisions including the arbitration provision, please do not hesitate to contact us.

In the event of conflict between the terms contained in this offer letter and any other document, the terms of this offer letter (including any amendment to this letter) shall control. FibroGen reserves the right to amend the terms contained in this offer letter from time to time.

We look forward to your joining our team at FibroGen. Sincerely,

/s/ [*]
[*]
[*]

ACCEPTED AND AGREED TO this

2024-Feb-06

___________	Day of	_____________	2024

/s/ Deyaa R. Adib
Deyaa R. Adib

4/15/24
Intended Start Date

EXHIBIT A

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (this “Agreement”) is dated as ___________ (the “Effective Date”), by and between ___________ (“Executive”) and FibroGen, Inc., a Delaware corporation (the “Company”). This Agreement is intended to provide Executive with certain benefits described herein upon the occurrence of specific events.

RECITALS

A.
It is expected that the Company from time to time will consider the possibility of a Change in Control. The Company’s Board of Directors (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below).
B.
The Company’s Board believes it is in the best interests of the Company and its shareholders to retain Executive and provide incentives to Executive to continue in the service of the Company.
C.
The Board further believes that it is imperative to provide Executive with certain benefits upon a qualifying termination of Executive’s employment (whether in connection with a Change in Control or otherwise) which benefits are intended to provide Executive with financial security and provide sufficient income and encouragement to Executive to remain with the Company, notwithstanding the possibility of a Change in Control and/or termination of Executive’s employment with the Company under certain circumstances.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, and in consideration of the continuing employment of Executive by the Company, the parties hereto agree as follows:

1.
At-Will Employment. The term of the Agreement shall begin on the Effective Date and shall end on the third anniversary of the Effective Date. Executive’s employment is at-will, which means that the Company may terminate Executive’s employment at any time, with or without advance notice, and with or without Cause. Similarly, Executive may resign Executive’s employment at any time, with or without advance notice. Executive shall not receive any compensation of any kind, including, without limitation, Stock Awards (as defined below), or other equity award vesting acceleration and severance benefits, following Executive’s termination of employment with the Company in connection with a Change in Control, except as expressly provided herein.

2.
Accrued Wages, Bonus and Vacation, Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay Executive any unpaid base salary due for periods prior to and including the date of Separation from Service (as defined below); (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the date of Separation from Service; (iii) the Company shall pay Executive any earned (as determined and approved by the Board prior to the Separation from Service) but not yet paid incentive bonus from the prior fiscal year, which bonus shall be paid in accordance with the Company’s regular bonus payment process and in any event by no later than March 15 of such subsequent year; and (iv) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Separation from Service. These payments shall be made promptly upon or following termination and within the period of time mandated by law (or in the case of an earned bonus, within the time period set forth in the Company’s bonus plan and in any event by no later than March 15 of the calendar year following the year in which the bonus was earned).

3.
Severance Benefits. Executive shall be eligible for severance benefits (“Severance Benefits”) in the amounts and under the conditions set forth in subsections 3(a) and 3(b) below. For the avoidance of doubt, Executive shall not receive Severance Benefits under more than one such subsection. Notwithstanding any other provision hereof, no Severance Benefits shall be provided upon termination of employment unless such termination constitutes a “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h), a “Separation from Service”).

(a)
Benefits upon a Termination in Connection with or Following a Change in Control. If Executive’s employment is terminated by the Company without Cause (as defined below), and other than as a result of death or disability, or Executive resigns his or her employment with the Company for Good Reason (as defined below) in connection with or within twelve (12) months following the effective date of a Change in Control, and provided that Executive delivers an effective release of claims as required under Section 4 below, then Executive shall be entitled to the following Severance Benefits:

(i)
The Company shall pay Executive an amount equal to the sum of (A) eighteen (18) months of Executive’s then current base salary and (B) one (1.0) times Executive’s then current target bonus, ignoring any decrease in base salary or target bonus that forms the basis for Good Reason, less all applicable withholdings and deductions, paid over the eighteen (18) month period immediately following the Separation from Service in accordance with the Company’s regular payroll practices, on the schedule described in Section 4 below.

(ii)
The Company shall pay Executive’s expenses for continuing his or her health care coverage and the coverage of his or her dependents who are covered at the time of the Executive’s Separation from Service (the “COBRA Premiums”) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (or another state law equivalent), as applicable, for a period ending on the earlier of the twelve (12) month anniversary of the Separation from Service or the date on which Executive becomes eligible to be covered by the health care plans of another employer; provided however that any Company obligation under this paragraph requires that Executive timely elects COBRA continuation coverage as required by applicable law. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect health care continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA Premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the period during which the COBRA Premiums would have been paid.

(iii)
All outstanding Stock Awards then held by Executive shall become fully vested and exercisable with respect to all of the shares subject thereto effective immediately prior to Executive’s Separation from Service under this Section 3(a). Notwithstanding the foregoing, in the event that Executive would be entitled to a greater level of severance benefits under the terms and conditions of a severance plan or policy provided by the Company or its successor to other Company employees being terminated in connection with or within twelve (12) months following a Change in Control but for the existence of this Agreement (the “Change in Control Benefits”), Executive shall be entitled to receive the greater of the severance benefits under this Section 3(a) or the Change in Control Benefits, subject to the applicable terms and conditions thereof.

(b)
Benefits Upon Certain Other Terminations. If Executive’s employment is terminated by the Company without Cause, and other than as a result of death or disability, under circumstances other than those set forth in in the foregoing provisions of this Section 3, and provided that Executive delivers an effective release of claims as required under Section 4 below, then Executive shall be entitled to the following severance benefits:

(i)
The Company shall pay Executive an amount equal to twelve (12) months of Executive’s then current base salary, less all applicable withholdings and deductions, paid over such twelve (12) month period immediately following the Separation from Service in accordance with the Company’s regular payroll practices, on the schedule described in Section 4 below.

(ii)
The Company shall pay Executive’s COBRA Premiums for a period ending on the earlier of the twelve (12) month anniversary of the Separation from Service or the date on which Executive becomes eligible to be covered by the health care plans of another employer; provided however that any Company obligation under this paragraph requires that Executive timely elects COBRA continuation coverage as required by applicable law. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay the Health Care Benefit Payment. The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company would have otherwise paid for COBRA Premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the period during which the COBRA Premiums would have been paid.

4.
Release Prior to Payment of Severance Benefits. Prior to the payment of any of the Severance Benefits, Executive shall execute, and allow to become effective, a customary and standard employment release agreement in substantially the form attached hereto as EXHIBIT A, releasing the Company (and its successor) from any and all claims Executive may have against such entities related to or arising in connection with his or her employment and the terms of such employment and termination thereof (the “Release”) within the time frame set forth therein, but not later than sixty (60) days following Executive’s Separation from Service (the “Release Effective Date”). Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s continuing obligations to the Company (including but not limited to obligations under any confidentiality and/or non- solicitation agreement with the Company). No Severance Benefits will be paid prior to the Release Effective Date. Within five (5) days following the Release Effective Date, the Company will pay Executive the Severance Benefits Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the benefits being paid as originally scheduled. Unless a Change in Control has occurred, the Board, in its sole discretion, may modify the form of the required Release to comply with applicable law and shall determine the form of the required Release, which may be incorporated into a termination agreement or other agreement with Executive. Notwithstanding the foregoing, if the Company (or, if applicable, the successor entity thereto) determines that any of the Severance Benefits constitute “deferred compensation” under Section 409A (defined below), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, no Severance Benefits will be paid prior to the sixtieth (60th) day following Executive’s Separation from Service. On the sixtieth (60th) day following the date of Separation from Service, the Company will pay to Executive in a lump sum the applicable Severance Benefits that Executive would otherwise have received on or prior to such date, with the balance of the Severance Benefits being paid as originally scheduled.

5.
Limitation on Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”) . For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will the Company or any stockholder be liable to Executive for any amounts not paid as a result of the operation of this Section 5.

(a)
The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5. If the professional firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder.

(b)
The professional firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or Executive. If the professional firm determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6.
Successors.

(a)
Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s, or ensure that the Company fully performs its, obligations under this Agreement and shall perform the Company’s, or ensure that the Company performs its, obligations, under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any such successor.

(b)
Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.
Notices.

(a)
General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)
Notice of Termination. Any termination by the Company with or without Cause or by Executive as a result of a voluntary resignation for any reason shall be communicated by a notice of termination to the other party hereto given in accordance with this Agreement.

8.
Arbitration. The Company and Executive shall attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that Executive and the Company are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Francisco, California in accordance with the rules of the American Arbitration Association by one arbitrator mutually agreed upon by the parties. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Except as set forth in Section 10(h) below, the arbitrator shall not have authority to modify the terms of this Agreement. The Company shall pay the costs of the arbitration proceeding. Each party shall, unless otherwise determined by the arbitrator, bear its or his or her own attorneys’ fees and expenses, provided however that if Executive prevails in an arbitration proceeding, the Company shall reimburse Executive for his or her reasonable attorneys' fees and costs. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Company and Executive may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

9.
Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)
Cause. “Cause” for termination of Executive’s employment will exist if Executive is terminated by the Company for any of the following reasons: (i) Executive’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Executive of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company; or

(iv) Executive’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether Executive is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on Executive. The foregoing definition does not in any way limit the Company’s ability to terminate Executive’s employment relationship at any time as provided in Sections 1 and 10(d) of this Agreement, and the term “Company” will be interpreted to include any subsidiary, parent or affiliate of the Company, as appropriate.

(b)
Change in Control. “Change in Control” means the first to occur of any of the following transactions that also constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets, as described in Treasury Regulation Section 1.409A-3(i)(5): (A) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (B) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations); (C) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or (D) an acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

(c)
Good Reason. “Good Reason” for Executive's resignation of his or her employment shall exist following the occurrence of any of the following without Executive’s written consent: (i) a material reduction in job duties or responsibilities inconsistent with the Executive’s position with the Company; provided, however, that any such reduction or change after a Change in Control will not constitute Good Reason if Executive retains reasonably comparable duties, and responsibilities with respect to the Company’s business within the successor entity following a Change of Control; (ii) a material reduction of Executive’s then current base salary or target bonus; (iii) the relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than forty (40) miles as compared to Executive’s then current principal place of employment immediately prior to such relocation; (iv) any material breach by the Company of the Plan or any other written agreement between the Company and the Executive; or (v) the failure by any successor to the Company to assume the Plan and any obligations under the Plan; provided, that the Executive gives written notice to the Company of the event forming the basis of the termination for Good Reason within sixty (60) days after the date on which the Company gives written notice to the Executive of the Company’s affirmative decision to take an action set forth in clause (i), (ii), (iii), (iv) or (v) above, the Company fails to cure such basis for the Good Reason resignation within thirty (30) days after receipt of Executive’s written notice and Executive terminates his or her employment within thirty (30) days following the expiration of the cure period.

(d)
Plan. “Plan” collectively refers to (i) Company’s Amended and Restated 2005 Stock Plan, adopted by the Board on February 17, 2005, as amended from time to time, (ii) Company’s 2014 Equity Incentive Plan, adopted by the Board on September 9, 2014, as amended from time to time, and (iii) any preceding and succeeding plans thereto.

(e)
Stock Awards. “Stock Award(s)” means any right to receive or purchase equity of the Company or other equity based award or compensation as granted under the Plan, including without limitation an Incentive Stock Option, a Nonstatutory Stock Option, a Stock Purchase Award, a Stock Bonus Award, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award, each of the foregoing as defined under the Plan; provided, however, that a Stock Award shall not include any of the foregoing awards to the extent that the grant documentation evidencing such award explicitly provides that the terms of this Agreement shall be superseded by the provisions of such grant documentation.

10.
Miscellaneous Provisions.

(a)
Executive Obligations. Notwithstanding anything to the contrary contained herein, payment of any of the Severance Benefits will be conditioned upon (i) Executive continuing to comply with his or her obligations under his or her Confidential Information, Secrecy and Invention Agreement during the period of time in which Executive is receiving the Severance Benefits; and (ii) if Executive is a member of the Board, Executive’s resignation from the Board, to be effective no later than the date of Separation from Service (or such other date as requested by the Board).

(b)
Effect of Statutory Benefits. To the extent that any severance benefits are required to be paid to Executive upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount of severance benefits payable pursuant to Section 3 hereof shall not be reduced by such amount.

(c)
No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(d)
At-Will Employment Status. Nothing in this Agreement modifies Executive’s at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.

(e)
Waiver. No provision of this Agreement may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)
Integration. This Agreement supersedes all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement; provided that, for clarification purposes, this Agreement shall not affect any agreements between the Company and Executive regarding intellectual property matters, non-solicitation or non-competition restrictions or confidential information of the Company. This Agreement expressly supersedes and terminates all Change in Control and Severance Agreements entered into by and between Company and Executive prior to the Effective Date.

(g)
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(h)
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i)
Income and Employment Taxes. Executive is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder. Executive’s receipt of any benefit hereunder is conditioned on his or her satisfaction of any applicable withholding or similar obligations that apply to such benefit and any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

(j)
Code Section 409A. It is intended that each installment of the payments and benefits provided for in this Agreements constitute a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together, with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided under this Agreement(the “Agreement Payments”) constitute “deferred compensation” under Section 409A and Executive is, on the date of his or her Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits described in Section 4(b) shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive’s Separation from Service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to Executive a lump sum amount equal to the applicable benefit that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefit had not been so delayed pursuant to this Section 10(j). If a release revocation period spans two calendar years, then amounts will not be paid until the second of the two years to the extent necessary to avoid taxation under Section 409A.

(k)
Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with the execution of this Agreement.

(l)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

[INSERT NAME]
Name:
Date

FIBROGEN, INC.
By:
Name: [*]
Title: [*]
Date:

EXHIBIT A

RELEASE AGREEMENT

In consideration of receiving certain benefits under my Change in Control and Severance Agreement with FibroGen, Inc. (the “Company”) dated _______________ (the “Agreement”), I have agreed to sign this Release. I understand that I am not entitled to benefits under the Agreement unless I sign this Release.

I understand that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company, affiliates of the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under my Confidential Information, Secrecy and Invention Agreement with the Company.

Except as otherwise set forth in this Release, I hereby generally and completely release the Company and its current and former directors, officers, executives, shareholders, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company or its affiliates, or the termination of that employment; (2) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, Stock Awards, or any other ownership interests in the Company or its affiliates; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended)1. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter or bylaws of the Company, or under applicable law; (2) any rights related to vested securities of the Company that were granted to me during the course of my employment with the Company or any shares of capital stock or other securities of the Company that I purchased other than pursuant to Company’s Plan; or (3) any rights which are not waivable as a matter of law. In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

_______________________________

1 Will need to revise for other states, as applicable.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the Released Claims is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) the Released Claims do not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (“Effective Date”).

I have received with this Release all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I hereby agree not to disparage the Company, or its officers, directors, executives, shareholders or agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided, however, that I will respond accurately and fully to any question, inquiry or request for information when required by legal process.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date it is provided to me, and I must not revoke it thereafter.

[INSERT NAME]

Name:

Date:

EXHIBIT B

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (this “Agreement”) dated as of ___________, 20 , is made by and between FIBROGEN, INC., a Delaware corporation (the “Company”), and ______________ (“Indemnitee”).

RECITALS

A.
The Company desires to attract and retain the services of highly qualified individuals as directors, officers, employees and agents.
B.
The Amended and Restated Bylaws of the Company (the “Bylaws”) require that the Company indemnify its directors and officers, and empowers the Company to indemnify its employees and agents, as authorized by the General Corporation Law of the State of Delaware, as amended (the “Code”), under which the Company is organized and such Bylaws expressly provide that the indemnification provided therein is not exclusive and contemplates that the Company may enter into separate agreements with its directors, officers and other persons to set forth specific indemnification provisions.
C.
Indemnitee does not regard the protection currently provided by applicable law, the Bylaws, the Company’s other governing documents and available insurance as adequate under the present circumstances, and the Company has determined that Indemnitee and other directors, officers, employees and agents of the Company may not be willing to serve or continue to serve in such capacities without additional protection.
D.
The Company desires and has requested Indemnitee to serve or continue to serve as a director, officer, employee or agent of the Company, as the case may be, and has proffered this Agreement to Indemnitee as an additional inducement to serve in such capacity.
E.
Indemnitee is willing to serve, or to continue to serve, as a director, officer, employee or agent of the Company, as the case may be, if Indemnitee is furnished the indemnity provided for herein by the Company.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Definitions.

(a)
Agent. For purposes of this Agreement, the term “Agent” of the Company means any person who: (i) is or was a director, officer, employee, agent or other fiduciary of the Company or a subsidiary of the Company; or (ii) is or was serving at the request or for the convenience of, or representing the interests of, the Company or a subsidiary of the Company, as a director, officer, employee, agent or other fiduciary of a foreign or domestic corporation, partnership, joint venture, trust or other enterprise, including as a deemed fiduciary thereto.

(b)
Change in Control. For purposes of this Agreement, the term “Change in Control” shall be deemed to have occurred if:

(i)
any person, as that term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 20% or more of the total voting power of the Company's then outstanding voting securities (unless such person becomes such a beneficial owner in connection with the initial public offering of the Company);

(ii)
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(iii)
the Company is merged, consolidated or reorganized into or with another corporation or other legal person (an “Acquiring Person”) or securities of the Company are exchanged for securities of an Acquiring Person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then outstanding securities of the Acquiring Person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of voting securities immediately prior to such transaction;

(iv)
the Company, in any transaction or series of related transactions, sells or otherwise transfers all or substantially all of its assets to an Acquiring Person, and less than a majority of the combined voting power of the then outstanding securities of the Acquiring Person immediately after such sale or transfer is held, directly or indirectly, in the aggregate by the holders of voting securities immediately prior to such sale or transfer;

(v)
the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then existing contract or transaction; or

(vi)
any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this paragraph (b).

Notwithstanding the provisions of Section 1(b)(1) or 1(b)(4), unless otherwise determined in a specific case by majority vote of the Board of Directors of the Company, a Change of Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or (iii) any Company sponsored employee stock ownership plan, or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a Change in Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

(c)
Expenses. For purposes of this Agreement, the term “Expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’, witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes, and premium, security for, and other costs relating to any cost bond, supersedeas bond or appeal bond), actually and reasonably incurred by Indemnitee in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, the Code or otherwise, but shall not include any judgments, fines or penalties actually levied against Indemnitee for such individual’s violations of law or amounts paid in settlement by or on behalf of Indemnitee. The term “Expenses” shall also include reasonable compensation for time spent by Indemnitee for which he is not compensated by the Company or any subsidiary or third party (i) for any period during which Indemnitee is not an Agent, in the employment of, or providing services for compensation to, the Company or any subsidiary; and (ii) if the rate of compensation and estimated time involved is approved by the directors of the Company who are not parties to any action with respect to which Expenses are incurred, for Indemnitee while an Agent of, employed by, or providing services for compensation to, the Company or any subsidiary.

(d)
Proceedings. For purposes of this Agreement, the term “proceeding” shall be broadly construed and shall include, without limitation, any threatened, pending, or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, and whether formal or informal in any case, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of: (i) the fact that Indemnitee is or was a director or officer of the Company; (ii) the fact that any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting as an Agent; or (iii) the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (including as a deemed fiduciary thereto), and in any such case described above, whether or not serving in any such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses may be provided under this Agreement. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a proceeding, this shall be considered a proceeding under this paragraph.

(e)
Subsidiary. For purposes of this Agreement, the term “subsidiary” means any corporation, limited liability company or other entity of which more than 50% of the outstanding voting securities or equity interests are owned, directly or indirectly, by the Company and one or more of its subsidiaries, and any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving as an Agent.

(f)
Independent Counsel. For purposes of this Agreement, the term “independent counsel” means a law firm, or a partner (or, if applicable, member) of such a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five (5) years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “independent counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

2.
Agreement to Serve. Indemnitee will serve, or continue to serve, as an Agent, as the case may be, faithfully and to the best of his or her ability, at the will of such entity (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves such entity , so long as Indemnitee is duly appointed or elected and qualified in accordance with the applicable provisions of governance documents of such entity, or until such time as Indemnitee tenders his or her resignation in writing; provided, however, that nothing contained in this Agreement is intended as an employment agreement between Indemnitee and the Company or any of its subsidiaries or to create any right to continued employment of Indemnitee with the Company or any of its subsidiaries in any capacity.

The Company acknowledges that it has entered into this Agreement and assumes the obligations imposed on it hereby, in addition to and separate from its obligations to Indemnitee under the Bylaws, to induce Indemnitee to serve, or continue to serve, as an Agent, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as an Agent.

3.
Indemnification.

(a)
Indemnification in Third Party Proceedings. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the Code, as the same may be amended from time to time (but, to the fullest extent permitted by applicable law, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the Code permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding, other than an proceeding by or in the right of the Company to procure a judgment in its favor, for any and all Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines and amounts paid in settlement), actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of such proceeding, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding had no reasonable cause to believe that Indemnitee's conduct was unlawful. The parties hereto intend that this Agreement shall provide to the fullest extent permitted by law for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the certificate of incorporation of the Company, the Bylaws, vote of its stockholders or disinterested directors or applicable law.

(b)
Indemnification in Derivative Actions and Direct Actions by the Company. Subject to Section 10 below, the Company shall indemnify Indemnitee to the fullest extent permitted by the Code, as the same may be amended from time to time (but, to the fullest extent permitted by applicable law, only to the extent that such amendment permits Indemnitee to broader indemnification rights than the Code permitted prior to adoption of such amendment), if Indemnitee is a party to or threatened to be made a party to or otherwise involved in any proceeding by or in the right of the Company to procure a judgment in its favor, against any and all Expenses actually and reasonably incurred by Indemnitee in connection with the investigation, defense, settlement, or appeal of such proceedings, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 3(b) in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court competent jurisdiction to be liable to the Company, unless and only to the extent that the Chancery Court of the State of Delaware or any court in which the proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

4.
Indemnification of Expenses of Successful Party. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by law and to the extent that Indemnitee is a party to (or a participant in) any proceeding and has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, in whole or part, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred in connection with the investigation, defense or appeal of such proceeding. If Indemnitee is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For these purposes, Indemnitee will be deemed to have been “successful on the merits” upon termination of any proceeding or of any claim, issue or matter therein, by the winning of a motion to dismiss (with or without prejudice), motion for summary judgment, settlement (with or without court approval), or upon a plea of nolo contendere or its equivalent.

5.
Partial Indemnification; Witness Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses actually and reasonably incurred by Indemnitee in the investigation, defense, settlement or appeal of a proceeding, but is precluded by applicable law or the specific terms of this Agreement to indemnification for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Notwithstanding any other provision of this Agreement, to the fullest extent permitted by applicable law and to the extent that Indemnitee is, by reason of Indemnitee's acting as an Agent, a witness or otherwise asked to participate in any proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee's behalf in connection therewith.

6.
Advancement of Expenses. The Company shall advance the Expenses incurred by Indemnitee in connection with any proceeding, and such advancement shall be made within twenty (20) days after the receipt by the Company of a statement or statements requesting such advances (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice). Advances shall be unsecured, interest free and made without regard to Indemnitee’s ability to repay the expenses. Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. Advances shall be made without regard to Indemnitee’s ultimate entitlement to be indemnified, held harmless or exonerated under the other provisions of this Agreement. Such advances are intended to be an obligation of the Company to Indemnitee hereunder and shall in no event be deemed to be a personal loan. Advances shall include any and all Expenses actually and reasonably incurred by Indemnitee pursuing an action to enforce Indemnitee’s right to indemnification under this Agreement, or otherwise and this right of advancement, including expenses incurred preparing and forwarding statements to the Company to support the advances claimed. Indemnitee acknowledges that the execution and delivery of this Agreement shall constitute an undertaking providing that Indemnitee shall, to the fullest extent required by law, repay the advance (without interest) if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company. No other undertaking shall be required. The right to advances under this Section shall continue until final disposition of any proceeding, including any appeal therein. This Section 6 shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 10(b). Without limiting the generality or effect of the foregoing, within thirty days after any request by Indemnitee, the Company shall, in accordance with such request (but without duplication), (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses.

7.
Notice and Other Indemnification Procedures.

(a)
Notification of Proceeding. Unless the Company is a co-defendant or has otherwise received written notification in the proceeding, Indemnitee will notify the Company in writing promptly upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The written notification to the Company shall include a description of the nature of the proceeding and the facts underlying the proceeding. To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such proceeding. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights under this Agreement.

(b)
Request for Indemnification and Indemnification Payments. Indemnitee shall notify the Company promptly in writing upon receiving notice of any demand, judgment or other requirement for payment that Indemnitee reasonably believes to be subject to indemnification under the terms of this Agreement, and shall request payment thereof by the Company. Indemnification payments requested by Indemnitee under Section 3 hereof shall be made by the Company no later than sixty (60) days after receipt of the written request of Indemnitee. Claims for advancement of Expenses shall be made under the provisions of Section 6 herein.

(c)
Application for Enforcement. In the event the Company fails to make timely payments as set forth in Sections 6 or 7(b) above, Indemnitee shall have the right to apply to any court of competent jurisdiction for the purpose of enforcing Indemnitee’s right to indemnification or advancement of Expenses pursuant to this Agreement. In such an enforcement hearing or proceeding, the burden of proof shall be on the Company to prove that indemnification or advancement of Expenses to Indemnitee is not required under this Agreement or permitted by applicable law. Any determination by the Company (including its Board of Directors, a committee thereof, stockholders or independent counsel) that Indemnitee is not entitled to indemnification hereunder, shall not be a defense by the Company to the action nor create any presumption that Indemnitee is not entitled to indemnification or advancement of expenses hereunder.

(d)
Indemnification of Certain Expenses. The Company shall indemnify Indemnitee against all Expenses incurred in connection with any hearing or proceeding under this Section 7 unless the Company prevails in such hearing or proceeding on the merits in all material respects.

8.
Assumption of Defense. In the event the Company shall be requested by Indemnitee to pay the Expenses of any proceeding, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, or to participate to the extent permissible in such proceeding, with counsel reasonably acceptable to Indemnitee. Upon assumption of the defense by the Company and the retention of such counsel by the Company, the Company shall not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that Indemnitee shall have the right to employ separate counsel in such proceeding at Indemnitee’s sole cost and expense. Notwithstanding the foregoing, if Indemnitee’s counsel delivers a written notice to the Company stating that such counsel has reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or the Company shall not, in fact, have employed counsel or otherwise actively pursued the defense of such proceeding within a reasonable time, then in any such event the fees and expenses of Indemnitee’s counsel to defend such proceeding shall be subject to the indemnification and advancement of Expenses provisions of this Agreement.

9.
Insurance. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, the Company has an insurance policy or policies providing liability insurance for Agents in effect or otherwise potentially available, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies. In the event of a Change in Control or the Company’s becoming insolvent (including being placed into receivership or entering the federal bankruptcy process and the like), the Company shall maintain in force any and all insurance policies then maintained by the Company in providing insurance (including directors’ and officers’ liability, fiduciary, employment practices or otherwise) in respect of Indemnitee, for a fixed period of six years thereafter (a “Tail Policy”). Such coverage shall be placed by the incumbent insurance brokers with the incumbent insurance carriers using the policies that were in place at the time of the Change in Control or insolvency, as applicable (unless the incumbent carriers will not offer such policies, in which case the Tail Policy placed by the incumbent insurance broker shall be substantially comparable in scope and amount as the expiring policies, and the insurance carriers for the Tail Policy shall have an AM Best rating that is the same or better than the AM Best ratings of the expiring policies).

10.
Exceptions.

(a)
Certain Matters. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of any proceeding with respect to (i) remuneration paid to Indemnitee if it is determined by a final adjudication not subject to further appeal that such remuneration was in violation of law; or (ii) a final adjudication not subject to further appeal rendered against Indemnitee for an accounting, disgorgement or repayment of profits made from the purchase or sale by Indemnitee of securities of the Company against Indemnitee or in connection with a settlement by or on behalf of Indemnitee to the extent it is acknowledged by Indemnitee and the Company that such amount paid in settlement resulted from Indemnitee's conduct from which Indemnitee received monetary personal profit, pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other provisions of any federal, state or local statute or rules and regulations thereunder.

(b)
Claims Initiated by Indemnitee. Any provision herein to the contrary notwithstanding, the Company shall not be obligated to indemnify or advance Expenses to Indemnitee with respect to proceedings or claims initiated or brought by Indemnitee against the Company or its directors, officers, employees or other agents and not by way of defense, except (i) with respect to proceedings brought to establish or enforce a right to indemnification or advancement under this Agreement or under any other agreement, provision in the Bylaws or the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) or applicable law, or (ii) with respect to any other proceeding initiated by Indemnitee that is either approved by the Board of Directors or Indemnitee’s participation is required by applicable law. However, indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors determines it to be appropriate.

(c)
Settlements. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee under this Agreement for any amounts paid in settlement of a proceeding effected without the Company’s written consent, which shall not be unreasonably withheld. Neither the Company nor Indemnitee shall unreasonably withhold consent to any proposed settlement; provided, however, that the Company may in any event decline to consent to (or to otherwise admit or agree to any liability for indemnification hereunder in respect of) any proposed settlement if the Company is also a party in such proceeding and determines in good faith that such settlement is not in the best interests of the Company and its stockholders. The Company shall have the right to settle any proceeding (or any part thereof) with respect to persons other than Indemnitee (including the Company) without the consent of Indemnitee (so long as doing so would not impose a penalty or limitation on the Indemnitee without Indemnitee’s written consent); provided, however, that the Company shall not, on its own behalf, settle any part of any proceeding to which Indemnitee is party with respect to other parties (including the Company) without the written consent of Indemnitee if any portion of such settlement is to be funded from insurance proceeds unless approved by (a) the written consent of Indemnitee or (b) a majority of the independent members of the Company’s Board of Directors; provided, further, that the right to constrain the Company’s use of corporate insurance as described in this section shall terminate at the time the Company concludes (per the terms of this Agreement) that (i) Indemnitee is not entitled to indemnification pursuant to this agreement, or (ii) such indemnification obligation to Indemnitee has been fully discharged by the Company.

(d)
Securities Act Liabilities. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee or otherwise act in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Act”), or in any registration statement filed with the SEC under the Act. Indemnitee acknowledges that paragraph (h) of Item 512 of Regulation S-K currently generally requires the Company to undertake in connection with any registration statement filed under the Act to submit the issue of the enforceability of Indemnitee’s rights under this Agreement in connection with any liability under the Act on public policy grounds to a court of appropriate jurisdiction and to be governed by any final adjudication of such issue. Indemnitee specifically agrees that any such undertaking shall supersede the provisions of this Agreement and to be bound by any such undertaking.

(e)
Prior Payments. Any provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance Expenses to Indemnitee under this Agreement for which payment has actually been made to or on behalf of Indemnitee under any insurance policy procured by the Company or other indemnity provision, expect with respect to any excess beyond the amount paid under any insurance policy or indemnity policy.

11.
Non-exclusivity and Survival of Rights. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may at any time be entitled under any provision of applicable law, the Certificate, the Bylaws or other agreements, both as to action in Indemnitee’s official capacity and Indemnitee’s action as an Agent, in any court in which a proceeding is brought, and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased acting as an Agent and shall inure to the benefit of the heirs, executors, administrators and assigns of Indemnitee. The obligations and duties of the Company to Indemnitee under this Agreement shall be binding on the Company and its successors and assigns until terminated in accordance with its terms. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement as well as indemnify Indemnitee to the fullest extent permitted by law.

No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her corporate status prior to such amendment, alteration or repeal. To the extent that a change in the Code, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate, the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, by Indemnitee shall not prevent the concurrent assertion or employment of any other right or remedy by Indemnitee.

12.
Term. This Agreement shall continue until and terminate upon the later of: (a) ten (10) years after the date that Indemnitee shall have ceased to serve as Agent; or (b) one (1) year after the final termination of any proceeding, including any appeal then pending, in respect to which Indemnitee was granted rights of indemnification or advancement of Expenses hereunder.

To the fullest extent permitted by applicable law, no legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against an Indemnitee or an Indemnitee's estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five-year period; provided, however, that if any shorter period of limitations is otherwise applicable to such cause of action, such shorter period shall govern.

13.
Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who, at the request and expense of the Company, shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

14.
Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification and advancement of Expenses to Indemnitee to the fullest extent now or hereafter permitted by law.

15.
Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.

16.
Amendment and Waiver. No supplement, modification, amendment, or cancellation of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

17.
Notice. Except as otherwise provided herein, any notice or demand which, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and, if by electronic transmission, shall be deemed to have been validly served, given or delivered when sent, if by overnight delivery, courier or personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery and, if mailed, shall be deemed to have been validly served, given or delivered three (3) business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified at the addresses set forth on the signature page of this Agreement (or such other address(es) as a party may designate for itself by like notice). If to the Company, notices and demands shall be delivered to the attention of the Secretary of the Company.

18.
Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

19.
Consent to Jurisdiction. The Company and Indemnitee hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) agree to appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, an agent in the State of Delaware as such party's agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (d) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (e) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

20.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

21.
Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

22.
Equitable Remedies. The Company and Indemnitee agree that a monetary remedy for breach of this Agreement may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm (having agreed that actual and irreparable harm will result in not forcing the Company to specifically perform its obligations pursuant to this Agreement) and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Court, and the Company hereby waives any such requirement of a bond or undertaking.

23.
Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such proceeding in order to reflect (a) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such proceeding; and/or (b) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

24.
Offset. The Company’s obligation to indemnify, hold harmless, exonerate or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other enterprise shall be reduced by any amount Indemnitee has actually received as indemnification, hold harmless or exoneration payments or advancement of expenses from such enterprise. Notwithstanding any other provision of this Agreement to the contrary, (a) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification, hold harmless, exoneration, advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Company’s satisfaction and performance of all its obligations under this Agreement, and (b) the Company shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, hold harmless, exoneration, contribution or insurance coverage rights against any person or entity other than the Company.

25.
Entire Agreement. Subject to Section 11 hereof, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, written and oral, between the parties with respect to the subject matter of this Agreement; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate, the Bylaws, the Code and any other applicable law, and shall not be deemed a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.

COMPANY FIBROGEN, INC.

By:
Name:
Title:

INDEMNITEE

Signature of Indemnitee
Print or Type Name of Indemnitee
Address: